The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Securities, until the Product Supplement, Preliminary Pricing Supplement and the Prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities, and we are not soliciting offers to buy these Securities, in any State where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-178960

(To Prospectus dated January 11, 2012 and Product

Supplement dated September 5, 2012)

Dated February 6, 2014

UBS AG $• Market Plus Notes

Linked to the performance of a Basket of Equities due on or about February 11, 2016

Investment Description

UBS AG Market Plus Notes (the “Notes”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of an equally weighted basket (the “underlying basket”) of common stocks or American depositary shares (each, a “basket equity” and together, the “basket equities”). The return on the Notes at maturity is based on the performance of the underlying basket and on whether the percentage change from the initial basket level to the final basket level (the “basket return”) is less than the barrier amount. At maturity, if the basket return is positive, UBS will repay your principal amount at maturity plus a return equal to the basket return multiplied by 1.18 (the “upside leverage factor”). If the basket return is zero or negative but greater than -15% (the “barrier amount”), UBS will repay your full principal amount at maturity. However, if the basket return is less than the barrier amount, UBS will repay less than your full principal amount at maturity, if anything, resulting in a loss on your investment that will be proportionate to the negative basket return. You will not receive interest during the term of the Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Features

❑

Enhanced Participation in the Positive Performance of the Underlying Basket: If at maturity, the basket return is positive, UBS will repay your principal amount at maturity plus a return equal to the basket return multiplied by the upside leverage factor.

❑

Contingent Repayment of Principal: At maturity, if the basket return is zero or negative but greater than the barrier amount, UBS will repay your principal amount. However, if the basket return is less than the barrier amount, UBS will pay less than your principal amount, if anything, resulting in a loss that will be proportionate to the negative basket return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	February 7, 2014
Settlement Date	February 12, 2014
Observation Date**	February 8, 2016
Maturity Date**	February 11, 2016

*	In the event that we make any changes to the expected trade date and settlement date, the observation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

**	Subject to postponement in the event of a market disruption event as described in the product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to our offering of the Market Plus Notes linked to the performance of an equally weighted basket of common stocks. The initial equity price for each basket equity will be determined on the trade date.

Underlying basket	Basket Weighting of each Basket Equity	Initial Basket Level	Upside Leverage Factor	Barrier Amount	CUSIP	ISIN
A Basket of 6 Common Stocks or American Depositary Shares*	16.667%	100.00	1.18	-15%	90270KAU3	US90270KAU34
*	See “Basket Information” on page 11 of this preliminary pricing supplement.

The estimated initial value of the Notes as of the trade date is expected to be between $960.00 and $975.00 for Notes linked to an equally weighted basket of 6 common stocks or American depositary shares. The estimated initial value of the Notes was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this preliminary pricing supplement.

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the accompanying product supplement relating to the Market Plus Notes, dated September 5, 2012, the accompanying prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this preliminary pricing supplement, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$15.00	$985.00
Total	$[•]	$[•]	$[•]
(1)	Certain fiduciary accounts will pay a purchase price of $985.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $15.00 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes for the various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market Plus Notes Product supplement dated September 5, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000293/c323023_690765-424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this preliminary pricing supplement, “Notes” refer to the Market Plus Notes that are offered hereby, unless the context otherwise requires. Also, references to the “product supplement” mean the UBS product supplement titled “Market Plus Notes,” dated September 5, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar, and potentially the same, downside market risk as an investment in the underlying basket or the basket equities.

♦	You believe that the level of the underlying basket will appreciate during the term of the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the basket equities.

♦	You are willing to hold the Notes to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have similar, and potentially the same, downside market risk as an investment in the underlying basket or the basket equities.

♦	You believe that the level of the underlying basket will decline during the term of the Notes and the basket return is likely to be less than the barrier amount on the observation date.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 24 months, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this preliminary pricing supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 24 months. In the event that we make any change to the expected trade date and settlement date, the observation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Underlying basket

The Notes are linked to an equally weighted basket consisting of 6 common stocks or American depositary shares (each, a “basket equity”) as listed under “Basket Information” on page 11 of this preliminary pricing supplement

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different company and not on a basket equity. See “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-30 of the product supplement.

Basket Weighting	For each basket equity, 16.667%
Payment at Maturity (per Note)

If the basket return is positive, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor)

If the basket return is zero or negative but greater than or equal to the barrier amount, UBS will pay you an amount in cash equal to the principal amount of $1,000 per Note.

If the basket return is negative and less than the barrier amount, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return:

$1,000 + ($1,000 x Basket Return)

If the basket return is less than the barrier amount, you will be fully exposed to any decline in the underlying basket. As a result, you may lose some or all of your initial investment at maturity.

Basket return	Final Level — Initial Level Initial Level
Initial Basket Level	100
Final Basket Level	The product of (i) the initial basket level of the underlying basket multiplied by (ii) the sum of one and the weighted performance of each of the basket equities on the observation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by its basket weighting.
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent.
Final Equity Price	With respect to each basket equity, the closing price for such basket equity on the observation date, as determined by the calculation agent.
Equity Return

With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:

Final Equity Price — Initial Equity Price

Initial Equity Price

Barrier Amount	-15.00%
Upside Leverage Factor	1.18
Closing Price	With respect to each basket equity, the closing price for such basket equity on the observation date, as determined by the calculation agent.
Observation Date	February 8, 2016

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples and Return Table of the Notes at Maturity

The following examples and table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 24 months
Principal Amount:	$1,000 per Note
Initial Basket Level:	100
Barrier Amount:	-15.00%
Upside Leverage Factor	1.18

*	Actual terms to be set on the trade date. The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Final Level	Basket return	Payment at Maturity per Note	Total Return of Note at Maturity
140	40.00%	$1,472.00	47.20%
135	35.00%	$1,413.00	41.30%
130	30.00%	$1,354.00	35.40%
125	25.00%	$1,295.00	29.50%
120	20.00%	$1,236.00	23.60%
115	15.00%	$1,177.00	17.70%
110	10.00%	$1,118.00	11.80%
105	5.00%	$1,059.00	5.90%
100	0.00%	$1,000.00	0.00%
90	-10.00%	$1,000.00	0.00%
85	-15.00%	$1,000.00	0.00%
80	-20.00%	$800.00	-20.00%
70	-30.00%	$700.00	-30.00%
60	-40.00%	$600.00	-40.00%
50	-50.00%	$500.00	-50.00%
40	-60.00%	$400.00	-60.00%
30	-70.00%	$300.00	-70.00%
20	-80.00%	$200.00	-80.00%
10	-90.00%	$100.00	-90.00%
0	-100.00%	$0.00	-100.00%

Example 1: The basket return is 20%.

On the observation date, the final basket level is 20% above the initial basket level, resulting in a basket return of 20%. Because the basket return of 20% is positive and greater than the barrier amount, the investor will receive a payment at maturity of $1,236 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 20%*1.18) = $1,236 per Note (a 23.60% total return).

Example 2: The basket return is -5%.

On the observation date, the final basket level is 5% below the initial basket level, resulting in a basket return of -5%. Because the basket return of -5% is negative but greater than the barrier amount, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The basket return is -30%.

On the observation date, the final basket level is 30% below the initial basket level, resulting in a basket return of -30%. Because the basket return of -30% is negative and less than the barrier amount the investor will receive a payment at maturity of $700 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -30%) = $700 per Note (a 30% loss).

If the basket return is less than the barrier amount, your principal will be fully exposed to any decline in the underlying basket resulting in a loss on your investment that is proportionate to the negative basket return. As a result, you may lose some or all of your principal at maturity.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes. If the basket return is negative, UBS will repay you the principal amount of your Notes in cash only if the basket return is greater than or equal to the barrier amount and will only make such payment at maturity. If the basket return is less than the barrier amount, you will lose some or all of your initial investment in an amount proportionate to the decline in the underlying basket from the trade date to the observation date; however, in no case will the payment at maturity be less than zero.

♦

The contingent repayment of principal applies only at maturity — The contingent repayment of your principal is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the basket return is greater the barrier amount. You should be willing to hold your Notes to maturity.

♦

The upside leverage factor applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside leverage factor specified in the applicable pricing supplement, or the full economic value of the Notes, and the return you realize may be less than the return of the underlying basket even if such return is positive at that time. You can receive the full benefit of the upside leverage factor from UBS only if you hold your Notes to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Notes.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment. The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.

♦

Market risk — The return on the Notes is directly linked to the performance of the underlying basket and therefore, the basket equities. The price of any basket equity can rise or fall sharply due to factors specific to that basket equity and the issuer of such basket equity such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions. You may lose some or all of your principal amount if the basket return is negative and less than the barrier amount.

♦	Fair value considerations.

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The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on each basket equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

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There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of each basket equity; the volatility and expected dividends on each basket equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

Owning the Notes is not the same as owning the basket equities — The return on your Notes may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the basket equities may have.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall. There can be no assurance that the level of the underlying basket will rise above the initial basket level. The level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the basket equities. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.

♦

Exchange rate risk — The underlying basket of the Notes includes the American depositary shares of AstraZeneca PLC, a non-U.S. company. Holders of Notes linked to American depositary shares may be exposed to currency exchange rate risks because American depositary shares are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, and as a result changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, adverse changes in exchange rates may result in reduced returns for Notes linked to American depositary shares.

♦

Risks associated with non-U.S. securities markets — Because non-U.S. equity securities underlying the American depositary shares may be publicly traded in the applicable non-U.S. countries and are denominated in currencies other than U.S. dollars, investments in Notes linked to American depositary shares involve particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Notes prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, international markets. Notes prices outside the United States are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

There are important differences between the American depositary shares and the ordinary shares of a non-U.S. company — The underlying basket of the Notes includes the American depositary shares of AstraZeneca PLC, a non-U.S. company. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company, and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Notes.

♦

Changes in the prices of the basket equities may offset each other — The Notes are linked to an equally weighted basket comprised of the basket equities. Where the market price of one or more of the basket equities appreciates, the market price of one or more of the other basket equities may not appreciate by the same amount or may even decline. Therefore, in determining whether the final basket level and the payment at maturity on the Notes, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities. In addition, if the performances of the basket equities are not correlated to each other, the risk that the underlying basket will decrease in value below the initial basket level on the observation date is even greater.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket equities may adversely affect the performance and, therefore, the market value of the Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities or trading activities related to the underlying basket or any basket equities, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the basket return and the payment at maturity of the Notes based on the final basket level of the underlying basket on the observation date. The calculation agent can postpone the determination of the basket return or the maturity date if a market disruption event occurs and is continuing on the observation date. As UBS determines the economic terms of the Notes, including the barrier amount and upside leverage factor, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should conduct their own independent investigation of the merits of investing in the Notes and the underlying basket to which the Notes are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Notes. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 9.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Notes.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-32 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Accordingly, the tax treatment of the Notes is uncertain. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying basket. If your Notes are so treated, you should generally not accrue any income with respect to the Notes prior to sale, exchange or maturity of the Notes and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-33 of the product supplement.

Further, we will not attempt to ascertain whether the issuer of any basket equity would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that the issuer of any basket equity were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply (including possible treatment of the Notes, in whole or in part, as a constructive ownership transaction, as discussed under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ on page PS-33 of the product supplement.). You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of a basket equity are or become a passive foreign investment company.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-32 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Note or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of certain basket equities), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Notes on or after January 1, 2016 that are treated as dividend equivalents only for Notes acquired on or after March 5, 2014. However, it is possible that a withholding agent may withhold on payments made to non-U.S. holders that acquire the Notes prior to March 5, 2014 if the withholding agent cannot determine the date on which the non-U.S. holder so acquired the Notes. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required as a result of future guidance, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax adviser regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Basket Information

All disclosures contained in this preliminary pricing supplement regarding each basket equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2010, 2011, 2012 and 2013. Partial data is provided for the first calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. The initial equity prices will not be determined until the trade date. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return and, consequently, the amount payable on your Note, if any, at maturity.

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different company and not on a basket equity. See “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-30 of the product supplement.

Basket Equity	Initial Equity Price	Basket Weighting
AstraZeneca PLC	[•]	16.667%
Bristol-Myers Squibb Co.	[•]	16.667%
Eli Lilly and Co.	[•]	16.667%
Merck & Co., Inc.	[•]	16.667%
Pfizer Inc.	[•]	16.667%
Walgreen Co.	[•]	16.667%

AstraZeneca PLC

According to publicly available information, AstraZeneca PLC (“AstraZeneca”) is a biopharmaceutical company, which researches, develops and commercializes prescription medicines for six areas of healthcare: Cardiovascular, Gastrointestinal, Infection, Neuroscience, Oncology, and Respiratory and Inflammation. AstraZeneca has a range of medicines that includes treatments for illnesses, such as its antibiotic, Merrem/Meronem and Losec/Prilosec for acid related diseases. AstraZeneca’s products include Crestor, Atacand, Seloken/Toprol-XL, Plendil, Onglyza, Zestril, Symbicort and Zoladex. AstraZeneca owns and operates a range of research and development (R&D), production and marketing facilities worldwide. AstraZeneca operates in over 100 countries, including China, Mexico, Brazil and Russia. Information filed by AstraZeneca with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11960, or its CIK Code: 0000901832. AstraZeneca’s website is http://www.astrazeneca.com. AstraZeneca’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “AZN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for AstraZeneca’s American depositary shares, based on the daily closing prices on the primary exchange for AstraZeneca. We obtained the information in the table below from Bloomberg Professional® Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of AstraZeneca’s American depositary shares on February 3, 2014 was $62.74. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$50.40	$43.05	$44.72
4/1/2010	6/30/2010	$48.74	$40.91	$47.13
7/1/2010	9/30/2010	$53.41	$47.05	$50.70
10/1/2010	12/31/2010	$53.50	$45.80	$46.19
1/3/2011	3/31/2011	$49.38	$45.40	$46.12
4/1/2011	6/30/2011	$52.40	$46.60	$50.07
7/1/2011	9/30/2011	$51.08	$40.95	$44.36
10/3/2011	12/30/2011	$49.89	$42.53	$46.29
1/3/2012	3/30/2012	$48.58	$44.18	$44.49
4/2/2012	6/29/2012	$46.22	$40.03	$44.75
7/2/2012	9/28/2012	$48.36	$45.01	$47.86
10/1/2012	12/31/2012	$48.90	$44.34	$47.27
1/2/2013	3/29/2013	$50.06	$44.67	$49.98
4/1/2013	6/28/2013	$53.01	$47.22	$47.30
7/1/2013	9/30/2013	$52.08	$47.87	$51.93
10/1/2013	12/31/2013	$59.50	$49.72	$59.37
1/2/2014*	2/3/2014*	$65.82	$58.51	$62.74

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 3, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of AstraZeneca’s American depositary shares from January 3, 2000 through February 3, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Bristol-Myers Squibb Company

According to publicly available information, Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceutical products on a global basis. Bristol-Myers Squibb’s products are sold worldwide, primarily to wholesalers, retail pharmacies, hospitals, government entities and the medical profession. It manufactures products in the United States, Puerto Rico and in six non-U.S. countries. Bristol-Myers Squibb’s pharmaceutical products include chemically-synthesized drugs, or small molecules, and an increasing portion of biological products, or biologics or large molecules. Small molecule drugs are typically administered orally in the form of a pill, although there are other drug delivery mechanisms that are used as well. Biologics are administered to patients through injections. Its revenues come from products in therapeutic classes: cardiovascular; virology, including human immunodeficiency virus (HIV) infection; oncology; neuroscience; immunoscience, and metabolics. Information filed by Bristol-Myers Squibb with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01136, or its CIK Code: 0000014272. Bristol-Myers Squibb’s website is http://www.bms.com. Bristol-Myers Squibb’s common stock is listed on the New York Stock Exchange under the ticker symbol “BMY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Bristol-Myers Squibb’s common stock, based on the daily closing prices on the primary exchange for Bristol-Myers Squibb. We obtained the information in the table below from Bloomberg Professional® Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Bristol-Myers Squibb’s common stock on February 3, 2014 was $48.64. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$27.00	$23.89	$26.70
4/1/2010	6/30/2010	$26.95	$22.44	$24.94
7/1/2010	9/30/2010	$27.93	$24.65	$27.11
10/1/2010	12/31/2010	$27.51	$25.24	$26.48
1/3/2011	3/31/2011	$27.29	$24.97	$26.43
4/1/2011	6/30/2011	$29.33	$26.46	$28.96
7/1/2011	9/30/2011	$31.49	$26.38	$31.38
10/3/2011	12/30/2011	$35.29	$30.15	$35.24
1/3/2012	3/30/2012	$35.01	$31.85	$33.75
4/2/2012	6/29/2012	$35.95	$32.47	$35.95
7/2/2012	9/28/2012	$36.15	$31.57	$33.75
10/1/2012	12/31/2012	$34.38	$30.81	$32.59
1/2/2013	3/29/2013	$41.19	$32.71	$41.19
4/1/2013	6/28/2013	$47.68	$39.68	$44.69
7/1/2013	9/30/2013	$47.53	$41.32	$46.28
10/1/2013	12/31/2013	$53.84	$46.41	$53.15
1/2/2014*	2/3/2014*	$56.18	$48.64	$48.64

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 3, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Bristol-Myers Squibb’s common stock from January 3, 2000 through February 3, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Eli Lilly and Company

According to publicly available information, Eli Lilly and Company (“Eli Lilly”) discovers, develops, manufactures, and sells products in two business segments: human pharmaceutical products and animal health products. Eli Lilly’s human pharmaceutical products include neuroscience products, endocrinology products, oncology products, cardiovascular products and other pharmaceuticals. Its animal health business segment, operating through the Elanco Animal Health division, develops, manufactures, and markets products for both food and companion animals. Eli Lilly manufactures and distributes its products through facilities in the United States, Puerto Rico, and other countries. Eli Lilly’s products are sold worldwide. In the United States, Eli Lilly distributes pharmaceutical products principally through independent wholesale distributors, with some sales directly to pharmacies. Information filed by Eli Lilly with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06351, or its CIK Code: 0000059478. Eli Lilly’s website is http://www.lilly.com. Eli Lilly’s common stock is listed on the New York Stock Exchange under the ticker symbol “LLY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Eli Lilly’s common stock, based on the daily closing prices on the primary exchange for Eli Lilly. We obtained the information in the table below from Bloomberg Professional® Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Eli Lilly’s common stock on February 3, 2014 was $52.66. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$37.41	$33.95	$36.22
4/1/2010	6/30/2010	$36.92	$32.25	$33.50
7/1/2010	9/30/2010	$37.77	$33.12	$36.53
10/1/2010	12/31/2010	$38.06	$33.66	$35.04
1/3/2011	3/31/2011	$35.84	$33.63	$35.17
4/1/2011	6/30/2011	$39.15	$34.99	$37.53
7/1/2011	9/30/2011	$39.32	$34.49	$36.97
10/3/2011	12/30/2011	$41.75	$35.58	$41.56
1/3/2012	3/30/2012	$41.80	$38.49	$40.27
4/2/2012	6/29/2012	$42.91	$39.18	$42.91
7/2/2012	9/28/2012	$47.64	$41.98	$47.41
10/1/2012	12/31/2012	$53.81	$45.91	$49.32
1/2/2013	3/29/2013	$56.79	$49.51	$56.79
4/1/2013	6/28/2013	$58.33	$49.06	$49.12
7/1/2013	9/30/2013	$54.96	$49.92	$50.33
10/1/2013	12/31/2013	$51.34	$47.65	$51.00
1/2/2014*	2/3/2014*	$55.60	$50.73	$52.66

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 3, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Eli Lilly’s common stock from January 3, 2000 through February 3, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Merck & Co., Inc.

According to publicly available information, Merck & Co., Inc. (“Merck”) is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health and consumer care products, which it markets directly and through its joint ventures. Merck’s operations are principally managed on a products basis and include four operating segments: Pharmaceutical, Animal Health, Consumer Care and Alliances. The Pharmaceutical segment includes human health pharmaceutical and vaccine products marketed either directly by Merck or through joint ventures. Human health pharmaceutical products consist of therapeutic and preventive agents, sold by prescription, for the treatment of human disorders. Merck sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers, such as health maintenance organizations, pharmacy benefit managers and other institutions. The Animal Health segment discovers, develops, manufactures and markets animal health products, including vaccines, which Merck sells to veterinarians, distributors and animal producers. The Consumer Care segment develops, manufactures and markets over-the-counter, foot care and sun care products. The Alliances segment includes external joint ventures and licenses with other pharmaceutical and biotechnology companies and third party service providers, for key aspects of its business including development, manufacture and commercialization of its products and support for its information technology systems. Information filed by Merck with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06571, or its CIK Code: 0000310158. Merck’s website is http://www.merck.com. Merck’s common stock is listed on the New York Stock Exchange under the ticker symbol “MRK.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Merck’s common stock, based on the daily closing prices on the primary exchange for Merck. We obtained the information in the table below from Bloomberg Professional® Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Merck’s common stock on February 3, 2014 was $52.08. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$41.03	$36.20	$37.35
4/1/2010	6/30/2010	$37.71	$31.82	$34.97
7/1/2010	9/30/2010	$37.34	$34.22	$36.81
10/1/2010	12/31/2010	$37.42	$34.10	$36.04
1/3/2011	3/31/2011	$37.35	$31.08	$33.01
4/1/2011	6/30/2011	$37.58	$33.07	$35.29
7/1/2011	9/30/2011	$36.31	$29.81	$32.71
10/3/2011	12/30/2011	$37.90	$31.35	$37.70
1/3/2012	3/30/2012	$39.26	$37.31	$38.40
4/2/2012	6/29/2012	$41.75	$37.18	$41.75
7/2/2012	9/28/2012	$45.23	$41.21	$45.10
10/1/2012	12/31/2012	$47.96	$40.64	$40.94
1/2/2013	3/29/2013	$45.04	$40.85	$44.23
4/1/2013	6/28/2013	$49.44	$44.35	$46.45
7/1/2013	9/30/2013	$48.58	$46.32	$47.61
10/1/2013	12/31/2013	$50.18	$45.09	$50.05
1/2/2014*	2/3/2014*	$53.51	$49.49	$52.08

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 3, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Merck’s common stock from January 3, 2000 through February 3, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Pfizer Inc.

According to publicly available information, Pfizer Inc. (“Pfizer”) is a research-based, global biopharmaceutical company. Pfizer applies science and global resources to improve health and well-being at every stage of life. Pfizer manages its operations through four segments: Primary Care; Specialty Care and Oncology; Established Products and Emerging Markets; and Animal Health and Consumer Healthcare. Pfizer’s diversified global healthcare portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as many consumer healthcare products. Pfizer also collaborates with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Information filed by Pfizer with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619, or its CIK Code: 0000078003. Pfizer’s website is http://www.pfizer.com. Pfizer’s common stock is listed on the New York Stock Exchange under the ticker symbol “PFE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Pfizer’s common stock, based on the daily closing prices on the primary exchange for Pfizer. We obtained the information in the table below from Bloomberg Professional® Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Pfizer’s common stock on February 3, 2014 was $30.60. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$20.00	$16.91	$17.15
4/1/2010	6/30/2010	$17.29	$14.26	$14.26
7/1/2010	9/30/2010	$17.41	$14.14	$17.17
10/1/2010	12/31/2010	$17.79	$16.29	$17.51
1/3/2011	3/31/2011	$20.38	$17.68	$20.31
4/1/2011	6/30/2011	$21.45	$19.79	$20.60
7/1/2011	9/30/2011	$20.78	$16.66	$17.68
10/3/2011	12/30/2011	$21.83	$17.33	$21.64
1/3/2012	3/30/2012	$22.66	$20.95	$22.66
4/2/2012	6/29/2012	$23.08	$21.60	$23.00
7/2/2012	9/28/2012	$24.96	$22.34	$24.85
10/1/2012	12/31/2012	$26.04	$23.66	$25.08
1/2/2013	3/29/2013	$28.86	$25.85	$28.86
4/1/2013	6/28/2013	$31.08	$27.23	$28.01
7/1/2013	9/30/2013	$29.67	$27.65	$28.71
10/1/2013	12/31/2013	$32.20	$28.24	$30.63
1/2/2014*	2/3/2014*	$31.27	$29.66	$30.60

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 3, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Pfizer’s common stock from January 3, 2000 through February 3, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Walgreen Co.

According to publicly available information, Walgreen Co. (“Walgreens”) is primarily a retail drugstore chain that sells prescription and non-prescription drugs and general merchandise. General merchandise includes, among other things, household items, convenience and fresh foods, personal care, beauty care, photofinishing and candy. Customers can have prescriptions filled in retail pharmacies as well as through the mail, and place orders by telephone and online. Walgreens operates retail locations in the United States, Guam, and Puerto Rico. Walgreens also offers pharmacy, health and wellness solutions which include retail, specialty pharmacy, infusion and respiratory services, mail service, convenient care clinics and worksite clinics. Information filed by Walgreens with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00604, or its CIK Code: 0000104207. Walgreens’ website is http://www.walgreens.com. Walgreens’ common stock is listed on the New York Stock Exchange under the ticker symbol “WAG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Walgreens’ common stock, based on the daily closing prices on the primary exchange for Walgreens. We obtained the information in the table below from Bloomberg Professional® Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Walgreens’ common stock on February 3, 2014 was $55.57. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$37.49	$33.29	$37.09
4/1/2010	6/30/2010	$37.83	$26.49	$26.70
7/1/2010	9/30/2010	$33.81	$26.36	$33.50
10/1/2010	12/31/2010	$39.48	$33.11	$38.96
1/3/2011	3/31/2011	$43.34	$39.21	$40.14
4/1/2011	6/30/2011	$45.18	$40.83	$42.46
7/1/2011	9/30/2011	$44.14	$32.53	$32.89
10/3/2011	12/30/2011	$35.34	$30.74	$33.06
1/3/2012	3/30/2012	$34.80	$32.63	$33.49
4/2/2012	6/29/2012	$35.93	$28.99	$29.58
7/2/2012	9/28/2012	$36.60	$29.61	$36.44
10/1/2012	12/31/2012	$37.55	$32.16	$37.01
1/2/2013	3/29/2013	$47.68	$37.18	$47.68
4/1/2013	6/28/2013	$50.90	$44.20	$44.20
7/1/2013	9/30/2013	$56.23	$44.12	$53.80
10/1/2013	12/31/2013	$60.59	$54.86	$57.44
1/2/2014*	2/3/2014*	$61.14	$55.57	$55.57

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 3, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Walgreens’ common stock from January 3, 2000 through February 3, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this preliminary pricing supplement.